EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm.
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. ___) pertaining to the Andrew Corporation Long-Term Incentive Plan of our reports dated December 13, 2005, with respect to the consolidated financial statements and schedules of Andrew Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2005, Andrew Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Andrew Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, IL
February 3, 2006